EXHIBIT 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

RELEASE	Immediately

CONTACT	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)

GROWTH IN U.S. CORN SEED AND TRAITS BUSINESS, ROUNDUP BUSINESS DRIVE FIRST-QUARTER SALES FOR MONSANTO COMPANY

First-Quarter Earnings Per Share Benefits from Lower Tax Rate, Company Reiterates Full-Year Free Cash Flow and EPS Guidance

Company Sets New Time for Conference Call, Call Scheduled for 9:30 a.m. (ET)/8:30 a.m. (CT)

St. Louis – Jan. 4, 2007

($ in millions)	First Quarter 2007	First Quarter 2006
Net Sales By Segment
Corn seed and traits	$ 360	$ 267
Soybean seed and traits	170	173
Vegetable and fruit seed	100	125
All other crops seeds and traits	50	91
TOTAL Seeds and Genomics	$ 680	$ 656

Roundup and other glyphosate-based herbicides	$ 649	$ 549
All other agricultural productivity products	210	200
TOTAL Agricultural Productivity	$ 859	$ 749

TOTAL Net Sales	$1,539	$1,405

Gross Profit	$ 680	$ 634

Operating Expenses	$ 566	$ 518

Interest Expense – Net	$ 3	$ 18
Other Expense – Net	$ 14	$ 4

Net Income	$ 90	$ 59

Diluted Earnings per Share (See note 1.)	$ 0.16	$ 0.11
Items Affecting Comparability – EPS Impact
None	–	–
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 2.)	$ 0.16	$ 0.11

Effective Tax Rate	10%	37%

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	First Quarter 2007	First Quarter 2006
Comparison as a Percent of Net Sales:
Gross profit	44%	45%
Selling, general and administrative expenses (SG&A)	25%	25%
Research and development expenses	12%	12%
Income before income taxes and minority interest	6%	7%
Net income	6%	4%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“We remain focused on delivering the next generation of innovation to the farm by offering our farmer customers meaningful seed and trait technologies. Our results in the first quarter are testament to this commitment and the value our products are providing farmers. Backed by the solid performance of our seeds and traits business including strong early demand for our triple-trait corn technology in the United States, we believe our business is on track for another strong year.”

Market Conditions

The winter months in the Northern Hemisphere agricultural markets provide farmers with an opportunity to review their input costs for the 2007 season – including new seed, trait and chemistry offerings. Strong early-season order patterns in the United States for the company’s corn business are reinforcing growth trends in the company’s branded seed business and adoption of trait technologies, particularly its triple-trait corn technology. Monsanto currently expects that total soybean acres under production may decrease slightly during this growing season as farmers increase the number of acres planted to corn in the United States. However, the company noted that final planted acres will be based on a number of factors leading up to planting, including commodity prices and weather.

The planting season is well under way in the Southern Hemisphere. In Australia, drought conditions have strained the productivity of cotton farmers within the country and reduced the number of acres devoted to cotton production by half. In Brazil, recent estimates suggest that total soybean production in the country could be in the range of 50 million acres.

Operations Update

The company reported net sales for the first quarter of fiscal year 2007, which were 10 percent higher than those in the first quarter of fiscal year 2006. Key drivers for the quarter were stronger adoption of the company’s corn seed and trait technologies in the United States, and greater volumes of Roundup herbicides in the United States and Brazil.

For the first quarter of fiscal year 2007, Monsanto recorded net income of $90 million compared with net income of $59 million for the same period last year. Earnings per share (EPS) for the quarter, both on an as-reported and ongoing basis, were 16 cents a share. The company’s first quarter results reflected a lower tax rate in the quarter primarily stemming from the conclusion of an ex-U.S. audit. Monsanto believes that the company’s full-year tax rate will be in the 30 percent range.

Cash Flow

For first-quarter fiscal year 2007, net cash provided by operating activities was $600 million, compared with $773 million in the first-quarter of fiscal year 2006. Net cash required by investing activities was $67 million for the first-quarter of fiscal year 2007, compared to net cash required of $135 million for the same fiscal year 2006 quarter. As a result, free cash flow was $533 million for the first-quarter fiscal year 2007, compared with $638 million for the same quarter in fiscal year 2006. (For a reconciliation of free cash flow, see note 2.) The decrease in the quarter related primarily to changes in inventories and accrued liabilities which affected operating cash during the quarter. Net cash required by financing activities was $156 million for the first quarter of fiscal year 2007, compared with net cash required of $157 million for the same period in fiscal year 2006.

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Outlook

The second and third quarters of fiscal year 2007 are expected to be the primary drivers for the company’s fiscal year 2007 EPS results. These quarters reflect both the relative size of the company’s U.S. business and the importance of its seeds-and-traits business to Monsanto’s earnings.

Monsanto now expects that its full-year 2007 EPS guidance could be toward the upper end of its previously announced range of $1.50 to $1.57, both on a reported and ongoing basis. The company continues to expect free cash flow for fiscal year 2007 to be in the range of $875 million to $950 million. The company expects net cash provided by operating activities to be in the range of $1.375 billion to $1.450 billion, and net cash required by investing activities to be approximately $500 million for fiscal year 2007. (For a reconciliation of free cash flow, see note 2.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
Seeds and Genomics	First Quarter 2007	First Quarter 2006	First Quarter 2007	First Quarter 2006
Corn seed and traits	$360	$267	$223	$153
Soybean seed and traits	170	173	122	114
Vegetable and fruit seed	100	125	51	63
All other crops seeds and traits	50	91	18	56
TOTAL Seeds and Genomics	$680	$656	$414	$386

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	First Quarter 2007	First Quarter 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$1	$19
Unusual Items Affecting EBIT	None	None

The Seeds and Genomics segment consists of the company’s global seeds and traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $680 million for the first quarter of fiscal year 2007, or higher than the same period last year.

Results in the quarter benefited from increased sales of the company’s corn seed and traits business, which were 35 percent higher when compared with sales in the same period last year. During the quarter, Monsanto’s U.S. corn business realized strong early orders for the company’s corn products – including its higher margin triple-trait technology which offers farmers both above-the-ground and below-the-ground insect protection, as well as weed control flexibility. Monsanto reiterated that the company’s DEKALB and Asgrow national corn brands could have more than 35 percent of all of its seed sold in a triple stack during the 2007 growing season.

Sales in the quarter were partially offset by lower volume of the company’s cotton traits in Australia as drought conditions there halved the total cotton production area. Results in the quarter were also partially offset by lower revenues from the Seminis vegetable and fruit seed business, primarily a function of the timing of seed sales in 2007 when compared with 2006 sales.

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Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
Agricultural Productivity	First Quarter 2007	First Quarter 2006	First Quarter 2007	First Quarter 2006
Roundup and other glyphosate-based herbicides	$649	$549	$194	$182
All other agricultural productivity products	210	200	72	66
TOTAL Agricultural Productivity	$859	$749	$266	$248

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	First Quarter 2007	First Quarter 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$103	$93
Unusual Items Affecting EBIT	None	None

The Agricultural Productivity segment consists primarily of crop protection products, residential lawn-and-garden herbicide products, and the company’s animal agricultural businesses.

Sales for Monsanto’s Agricultural Productivity segment were $859 million for the first quarter of fiscal year 2007, or 15 percent higher compared with sales in the same period last year. The primary contributor to the segment’s growth in the quarter was stronger volumes of Roundup herbicides in the United States and Brazil.

Gross profit for the segment in the first quarter was slightly higher when compared with gross profit in the same period last year. As a percent of sales, gross profit for the segment was slightly less, as the company experienced higher raw material and energy costs for production of Roundup and other glyphosate-based herbicides.

Webcast Information

In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results, future expectations and an update of projects within the company’s R&D pipeline. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions, including Delta and Pine Land Company; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: DEKALB, Asgrow and Roundup are trademarks of Monsanto Company and its wholly owned subsidiaries.

References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products.

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Monsanto Company

Selected Financial Information

(Dollars in millions, except per share amounts)

Unaudited

Statements of Consolidated Operations	Three Months Ended Nov. 30,
	2006	2005
Net Sales	$1,539	$1,405
Cost of Goods Sold	859	771
Gross Profit	680	634
Operating Expenses:
Selling, General and Administrative Expenses	384	350
Research and Development Expenses	182	168
Total Operating Expenses	566	518
Income From Operations	114	116
Interest Expense	33	32
Interest Income	(30)	(14)
Solutia-Related Expenses	10	6
Other Expense (Income) – Net	4	(2)
Income Before Income Taxes and Minority Interest	97	94
Income Tax Provision	10	35
Minority Interest Income	(3)	—
Net Income	$ 90	$ 59
EBIT (see note 2)	$ 104	$ 112

Basic Earnings per Share (see note 1)	$ 0.17	$ 0.11

Diluted Earnings per Share (see note 1)	$ 0.16	$ 0.11

Weighted Average Shares Outstanding (see note 1):
Basic	543.1	536.8
Diluted	553.6	547.3

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Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Condensed Statements of Consolidated Financial Position	As of Nov. 30, 2006	As of Aug. 31, 2006
Assets

Current Assets:
Cash and Cash Equivalents	$ 1,842	$ 1,460
Short-Term Investments	—	22
Trade Receivables – Net of Allowances of $305 and $298, Respectively	1,306	1,455
Miscellaneous Receivables	383	344
Deferred Tax Assets	395	390
Inventories	1,954	1,688
Assets of Discontinued Operations	6	6
Other Current Assets	67	96
Total Current Assets	5,953	5,461

Property, Plant and Equipment – Net	2,397	2,418
Goodwill	1,527	1,522
Other Intangible Assets – Net	1,195	1,229
Noncurrent Deferred Tax Assets	606	625
Other Assets	462	473
Total Assets	$12,140	$11,728

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$ 42	$ 28
Accounts Payable	477	514
Income Taxes Payable	188	234
Accrued Compensation and Benefits	178	295
Accrued Marketing Programs	343	494
Deferred Revenues	709	120
Grower Accruals	185	26
Liabilities of Discontinued Operations	2	2
Miscellaneous Short-Term Accruals	557	566
Total Current Liabilities	2,681	2,279

Long-Term Debt	1,580	1,639
Postretirement Liabilities	555	600
Long-Term Portion of Solutia-Related Reserve	150	155
Other Liabilities	513	530
Shareowners’ Equity	6,661	6,525
Total Liabilities and Shareowners’ Equity	$12,140	$11,728

Debt to Capital Ratio:	20%	20%

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Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Statements of Consolidated Cash Flows	Three Months Ended Nov. 30,
	2006	2005
Operating Activities:
Net Income	$ 90	$ 59
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	128	133
Bad-Debt Expense	9	14
Stock-Based Compensation Expense	18	13
Excess Tax Benefits from Stock-Based Compensation	(12)	(10)
Deferred Income Taxes	(4)	38
Equity Affiliate Expense – Net	10	7
Other Items	3	(7)
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	251	215
Inventories	(256)	(221)
Deferred Revenues	592	610
Accounts Payable and Other Accrued Liabilities	(158)	(127)
PCB Litigation Settlement Proceeds	5	5
Solutia-Related Payments	(6)	(9)
Other Items	(70)	53
Net Cash Provided by Operating Activities	600	773

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	—	(18)
Maturities of Short-Term Investments	22	—
Capital Expenditures	(92)	(56)
Acquisitions of Businesses, Net of Cash Acquired	—	(53)
Technology and Other Investments	(10)	(10)
Other Investments and Property Disposal Proceeds	13	2
Net Cash Required by Investing Activities	(67)	(135)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(1)	(122)
Short-Term Debt Proceeds	2	4
Short-Term Debt Reductions	(8)	(6)
Long-Term Debt Proceeds	3	3
Long-Term Debt Reductions	(69)	(26)
Payments on Other Financing	(2)	(1)
Treasury Stock Purchases	(56)	—
Stock Option Exercises	17	27
Excess Tax Benefits From Stock-Based Compensation	12	10
Dividend Payments	(54)	(46)
Net Cash Required by Financing Activities	(156)	(157)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	—
Net Increase in Cash and Cash Equivalents	382	481
Cash and Cash Equivalents at Beginning of Period	1,460	525
Cash and Cash Equivalents at End of Period	$1,842	$1,006

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Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

1.	All earnings per share figures have been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006, in the form of a 100 percent stock dividend.

2.

EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Nov. 30,
	2006	2005
EBIT – Seeds and Genomics Segment	$ 1	$ 19
EBIT – Agricultural Productivity Segment	103	93
EBIT– Total	104	112
Interest Expense – Net	3	18
Income Tax Provision(A)	11	35
Net Income	$ 90	$ 59

(A)	Includes the income tax provision on minority interest income.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the three months ended Nov. 30, 2006 and 2005, is included on page 1 of this release.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2007 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2007 Target	Three Months Ended Nov. 30,
		2006	2005
Net Cash Provided by Operating Activities	$1,375 – $1,450	$ 600	$ 773
Net Cash Required by Investing Activities	(500)	(67)	(135)
Free Cash Flow	$ 875 – $ 950	533	638
Net Cash Required by Financing Activities	N/A	(156)	(157)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	5	—
Net Increase in Cash and Cash Equivalents	N/A	382	481
Cash and Cash Equivalents at Beginning of Period	N/A	1,460	525
Cash and Cash Equivalents at End of Period	N/A	$1,842	$1,006

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